Consent of Independent Auditors

We consent to the references to our firm under the captions "Financial Highlights" in each of the Prospectuses and "Independent Auditors" in the Statement of Additional Information and to the incorporation by reference of our report dated February 7, 2003 on the financial statements and financial highlights of SBL Fund in Post-Effective Amendment No. 46 to the Registration Statement (Form N-1A) and related Prospectuses and Statement of Additional Information filed with the Securities and Exchange Commission under the Securities Act of 1933 (Registration No. 2-59353) and under the Investment Company Act of 1940 (Registration No. 811-2753).

/s/ Ernst & Young LLP

Kansas City, Missouri

April 24, 2003